UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2002

RAINING DATA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-16449 (Commission File Number)	94-3046892 (I.R.S. Employer Identification Number)

17500 Cartwright Road
Irvine, California 92614
(Address of Principal Executive Offices)

(949) 442-4400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.
SIGNATURES

Item 5. Other Events.

On January 4, 2002, Raining Data Corporation (the “Registrant”) reported in a Form 8-K that on January 2, 2002, Registrant had terminated Grant Thornton LLP and engaged KPMG LLP as its new independent auditor.

In connection with the audits of the two fiscal years ended March 31, 2001, and reviews of the subsequent interim period through September 30, 2001, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

The audit reports of Grant Thornton LLP on the consolidated financial statements of the Registrant and subsidiaries as of and for the years ended March 31, 2001 and March 31, 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

On February 14, 2002, the Registrant announced that it intended to delay the filing of its Form 10-QSB for the quarter ended December 31, 2001 pending the restatement of its financial statements for the fiscal year ended March 31, 2001, and each of the quarters in the six quarterly periods ended September 30, 2001, due to the misapplication of certain accounting standards discovered in the course of the quarterly review conducted by the Registrant’s newly appointed independent auditor, KPMG LLP.

The misapplications of accounting standards principally concern the manner in which the Registrant accounted for certain aspects of its acquisition of PickAX, Inc. in December 2000 and the acquisition of certain software to be sold, leased or otherwise marketed to others by the Registrant in May 2000. These misapplications are more fully described in the Registrant’s press release dated February 14, 2002.

The Registrant asked KPMG LLP to reaudit the financial statements for the two fiscal years ended March 31, 2001 and March 31, 2000 as part of the restatement process. On February 27, 2002, Grant Thornton LLP withdrew its report dated June 8, 2001 relating to the consolidated financial statements of the Registrant and subsidiaries which appear in the Registrant’s Annual Report on Form 10-KSB for the year ended March 31, 2001.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAINING DATA CORPORATION (Registrant)

Date: March 1, 2002	/s/ Scott K. Anderson, Jr. Scott K. Anderson, Jr. Vice President-Finance, Treasurer and Secretary